Exhibit 10.02

MERU NETWORKS, INC.

February 29, 2012

Ihab Abu-Hakima

c/o Meru Networks, Inc.

894 Ross Drive

Sunnyvale, California

Re:	Advisory Services to Meru Networks, Inc.

Dear Ihab:

Reference is made to that certain Transitional Employment Agreement (this “Transition Agreement”) dated as of October 3, 2011, by and between you and Meru Networks, Inc. (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Transition Agreement.

This letter agreement (this “Letter”) is to confirm our understanding with respect to making yourself available to Meru following the Transitional Period. On behalf of the Company, I would like to thank you for your willingness making yourself available to the Company following your departure as the Company’s Chief Executive Officer (“CEO”). The Company looks forward to a continued mutually beneficial association with you on the terms below which are hereby made effective the later of the Planned Termination Date and your Actual Termination Date (the “Effective Date”):

1.	Management Consultations. Following the consultation services contemplated in the Transition Agreement, from time to time, we have agreed that I and other members of the Company’s Board of Directors and your successor as CEO may contact you to request advice relating to the Company’s business activities while you were CEO. You agree that at times that are convenient to you, that you will make yourself reasonably available to the Company’s Board of Directors and your successor as CEO for consultations by telephone, email, or if convenient, in person, as your time and other activities permit during the period from the Effective Date until March 31, 2013. Any such consultations are expected to relate to matters that occurred while you were CEO and not to the Company’s future business activities (including, but not limited to, M&A transactions). Consequently, it is expected that you will not be subject to the Company’s securities trading policy, and that after the Company’s release of earning for Q1 2012, you will not possess material, non-public information concerning the Company.

2.	Reimbursement of Expenses. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with your services at our request under this Letter, including travel and lodging expenses, provided that the CEO or Chairman of the Board of Directors of the Company approves any such expenses that will exceed $5,000 in advance.

Ihab Abu-Hakima

Advisory Services Letter Agreement

February 29, 2012

3.	Compensation. The Transition Agreement provides that the Company Options held by you will continue to vest until March 31, 2012; provided, however, that if you (a) terminate your employment voluntarily without Good Reason prior to the Planned Termination Date or (b) are terminated by the Company for Cause, you shall not be entitled to receive any additional vesting after the Actual Termination Date (such applicable vesting end date the “Last Vesting Date”). Further, the Transition Agreement provides that the post-termination period of exercisability for each of Company Option held by you shall be as specified in the applicable option agreement and the post-termination period shall commence on the Last Vesting Date.

Subject to (x) your not terminating your employment with the Company voluntarily without Good Reason prior to the Planned Termination Date or (y) your employment not being terminated by the Company for Cause and (z) your compliance with your obligations under the Transition Agreement, in exchange for your services hereunder, the Company hereby agrees to extend the post-termination period of exercisability for each of Company Option held by you until the earlier of (a) March 31, 2013 or (b) termination of this Letter under Section 5 below. You acknowledge, understand and agree that (i) nothing herein nor your provision of services hereunder shall extend the vesting of your Company Options and (ii) the vesting of the Company Options shall cease as of the Last Vesting Date, as if your services the Company are terminated on the Last Vesting Date.

4.	Confidential Information. During the term of this Letter, it is possible that you may acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company. Please be reminded that all such knowledge, information and materials acquired, are confidential and proprietary information of the Company and may be Company trade secrets (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, except as necessary or required under this Letter.

5.	Conflicts of Interest. You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform the Company promptly and in writing if any such conflict arises. You agree that, following your Actual Termination Date, you will not disclose to the Company any proprietary information that you have obtained, or may obtain in the future, from any other individual or organization.

6.	Termination. Either you or the Company may terminate this Letter on delivery of not less than ninety (90) days’ written notice to the other party; provided that if you terminate prior to March 31, 2013 you shall not be entitled to the extension of post-termination exercisability of your Company Options as contemplated in Section 3 above. The provisions of Sections 4, 5, and 6 of this Letter will survive any expiration or termination of this Letter.

Ihab Abu-Hakima

Advisory Services Letter Agreement

February 29, 2012

7.	Interpretation. The terms contained in this Letter are subject to interpretation under the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this Letter is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this Letter and the remainder of this Letter shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the Letter. This Letter, together with the other agreements referenced herein, constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject mater hereof.

Ihab Abu-Hakima

Advisory Services Letter Agreement

February 29, 2012

If the foregoing represents your understanding of your role as an advisor to the Company following the Effective Date, please sign below and return the executed letter to me. Once again, we appreciate your interest in the Company and look forward to a continuing mutually beneficial association with you.

Very truly yours,

MERU NETWORKS, INC.

By:	/s/ William Quigley
Name:	William Quigley
Title:	Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED TO:

/s/ Ihab Abu-Hakima
Ihab Abu-Hakima, an individual

Date:	February 29, 2012

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